Exhibit 3.1

SILVER POINT SPECIALTY LENDING FUND

AMENDED AND RESTATED DECLARATION OF TRUST

THIS AMENDED AND RESTATED DECLARATION OF TRUST is made as of the 11th day of May, 2022, by the Trustees hereunder, and by the holders of shares of beneficial interest issued hereunder, as hereinafter provided.

WHEREAS, this Trust has been formed by and through the conversion of Silver Point Specialty Credit Fund, L.P., a Delaware limited partnership (the “Limited Partnership”) into a Maryland Statutory Trust;

WHEREAS, this Trust is authorized to issue an unlimited number of its shares of beneficial interest all in accordance with the provisions hereinafter set forth;

WHEREAS, the Board of Trustees shall oversee the management of all property of the Trust in accordance with the provisions hereinafter set forth; and

WHEREAS, the parties hereto intend that the Trust created by the Certificate of Trust filed with the State Department of Assessments and Taxation of Maryland on November 15, 2021 shall constitute a statutory trust under the Maryland Statutory Trust Act and that this Declaration and the Bylaws together shall constitute the governing instrument of the Trust within the meaning of the Maryland Statutory Trust Act; and

WHEREAS, the Trust previously adopted a Declaration of Trust, dated November 15, 2021, and the parties hereto desire to amend and restate such Declaration of Trust and that this Declaration shall constitute the governing instrument of the Trust.

NOW, THEREFORE, the Board of Trustees will direct the management and business of the Trust upon the following terms and conditions.

ARTICLE I

THE TRUST

Section 1.1 Name. This Trust shall be known as “Silver Point Specialty Lending Fund” and the Board of Trustees shall oversee the business and affairs of the Trust under that name or any other name or names as the Board of Trustees may from time to time determine.

Section 1.2 Definitions. As used in this Declaration, the following terms shall have the following meanings:

The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time, and interpretations thereof by the Commission staff.

“Board of Trustees” or “Board” shall mean the Board of Trustees of the Trust.

“Bylaws” shall mean the Bylaws of the Trust, as amended from time to time by the Trustees.

“Certificate” means the Certificate of Trust, filed with regard to the Trust with the State Department of Assessments and Taxation for the State of Maryland, as amended.

“Chair” shall mean Chair of the Board of Trustees.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Commission” shall mean the Securities and Exchange Commission.

“Continuing Trustees” shall mean (i) the Trustees identified in Section 2.2 herein, (ii) any Trustee nominated for election or appointed by the Board of Trustees to fill a vacancy on the Board of Trustees and approved by a majority of the Trustees identified in clauses (i), (ii) and (iii) of this definition and (iii) any Trustee nominated for election by the Board of Trustees that was on the Board of Trustees at the time of such nomination and who has been approved by a majority of the Trustees identified in clauses (i), (ii) and (iii) of this definition for such reelection.

“Declaration” or “Declaration of Trust” shall mean this Amended and Restated Declaration of Trust, as amended, supplemented or amended and restated from time to time.

“Independent legal counsel” shall mean an “independent legal counsel” as defined in Reg. §270.0-1(a)(6) promulgated under the 1940 Act, and such counsel shall be (i) selected by a majority of the Disinterested Non-Party Trustees, (ii) if fewer than 50% of the Independent Trustees are Disinterested Non-Party Trustees, the regular independent counsel to the Independent Trustees, or (iii) if such counsel is not able to act in a capacity contemplated in this Declaration for ethical or other reasons, counsel selected by such regular independent counsel to the Independent Trustees.

“Independent Trustees” shall have the meaning set forth in Section 5.2(b) of this Declaration.

“Interested Person” shall have the meaning given to such term in the 1940 Act.

“Majority Shareholder Vote” shall mean a vote of “a majority of the outstanding voting securities” (as such term is defined from time to time in the 1940 Act) of the Trust with each class and series of Shares voting together as a single class, except to the extent otherwise required by the 1940 Act or this Declaration with respect to any one or more classes or series of Shares, in which case the applicable proportion of such classes or series of Shares voting as a separate class or series, as the case may be, also will be required.

“Maryland General Corporation Law” or “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

“Maryland Statutory Trust Act” or “Act” shall mean the Maryland Statutory Trust Act, as amended from time to time.

“Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Shareholders” shall mean, as of any particular time, the holders of record of outstanding Shares at such time.

“Shares” shall mean the transferable units of beneficial interest into which the beneficial interest in the Trust shall be divided from time to time, including fractions of Shares as well as whole Shares. In addition, Shares also means any preferred shares or preferred units of beneficial interest that may be issued from time to time, as described herein. All references to Shares shall be deemed to be Shares of any or all series or classes as the context may require.

“Trust” shall mean the trust established by this Declaration, as amended from time to time.

“Trust Property” shall mean, as of any particular time, any and all property, real or personal, tangible or intangible, which at such time is owned or held by or for the account of the Trust or the Trustees in such capacity.

“Trustees” shall mean the signatories to this Declaration, so long as they shall continue in office in accordance with the terms hereof, and all other persons who at the time in question have been duly elected or appointed and have qualified as trustees in accordance with the provisions hereof and are then in office.

“Vice Chair” shall mean Vice Chair of the Board of Trustees.

Section 1.3 Purposes and Powers. The purposes for which the Trust is formed are to engage in any lawful act or activity for which a statutory trust may be formed under the Act. The Trust shall have all of the powers granted to statutory trusts by the Maryland Statutory Trust Act and all other powers that are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration. Without limiting the generality of the foregoing sentence, the Trust shall have the general powers set forth in Section 12-201 of the Maryland Statutory Trust Act.

ARTICLE II

TRUSTEES

Section 2.1 Powers. Subject only to any limitations expressly set forth in the Certificate or this Declaration of Trust (a) the business and affairs of the Trust shall be managed exclusively by or under the direction of the Board, who shall be elected and shall serve in accordance with this Declaration of Trust, (b) the Board shall have full, exclusive and absolute power, control and authority over the business and affairs of the Trust and any and all property of the Trust, and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Trust, and (c) the Board shall have the exclusive power to take or authorize any action within the powers of the Trust under the Act, the Certificate and this Declaration of Trust including, without limitation, the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the Act. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. The enumeration and definition of particular powers of the Board included in this Declaration of Trust shall in no way be (i) limited or restricted by reference to, or inference from, the terms of this or any other provision of this Declaration of Trust or (ii) construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other law. Any determination regarding any matter within the powers of the Board or any construction of the Certificate or this Declaration of Trust (including any construction of the Certificate or this Declaration of Trust regarding the scope of the powers of the Board) made in good faith by the Board shall be conclusive.

Section 2.2 Number and Qualification. The Trust shall have five (5) Trustees, which number may be increased or decreased after the date hereof by a resolution or written consent of a majority of the Continuing Trustees. The initial Trustees shall be Laurence M. Austin, Steven E. Brown, Kristen Clark, Edward A. Mulé and Paul Shang. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term. Trustees need not own Shares and may succeed themselves in office.

Section 2.3 Term and Election. The Trustees shall be elected at an annual meeting of the Shareholders and each Trustee elected shall hold office until his or her successor shall have been elected and shall have qualified or his or her earlier death, resignation, removal, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee. Any vacancies on the Board of Trustees may be filled only by the Trustees after the appointment of the initial Trustees. If there are three or more Trustees, then the Board of Trustees shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, as determined by the Board of Trustees, of one-third of the total number of Trustees constituting the entire Board of Trustees. Within the limits above specified, the number of the Trustees in each class shall be determined by resolution of the Board of Trustees. The term of office of the first class shall expire on the date of the first annual meeting of Shareholders following the listing of the Shares for trading on a stock exchange or market (the “Relevant Date”). The term of office of the second class shall expire on the date of the second annual meeting of Shareholders following the Relevant Date. The term of office of the third class shall expire on the date of the third annual meeting of Shareholders following Relevant Date. Upon expiration of the term of office of each class as set forth above, the number of Trustees in such class, as determined by the Board of Trustees, shall be elected for a term expiring on the date of the third annual meeting of Shareholders following such expiration to succeed the Trustees whose terms of office expire. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the death, resignation, removal, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee.

Section 2.4 Resignation and Removal. Any of the Trustees may resign from the Board by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees or the Chair, if any, the president or the secretary and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed for cause (i) by action taken by a majority of the Trustees or (ii) by the holders of at least seventy-five percent (75%) of the Shares then entitled to vote in an election of such Trustee. Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the

Trust or the remaining Trustees any Trust Property held in the name of such resigning or removed Trustee. Upon the incapacity or death of any Trustee, such Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 2.5 Vacancies. Subject to the applicable requirements of the 1940 Act and except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, the Board of Trustees shall have the exclusive power to fill vacancies on the Board of Trustees in the manner provided in this Article. Whenever a vacancy in the Board of Trustees shall occur, the remaining Trustees may fill such vacancy by electing an individual having the qualifications described in this Declaration and the Bylaws by a majority of the Trustees or may leave such vacancy unfilled or may reduce the number of Trustees; provided the aggregate number of Trustees after such reduction shall not be less than the minimum number required by Section 2.1 hereof, if any; provided, further, that if the Shareholders of any class or series of Shares are entitled separately to elect one or more Trustees, a majority of the remaining Trustees or the sole remaining Trustee elected by that class or series may fill any vacancy among the number of Trustees elected by that class or series. If the Shareholders of any class or series are entitled separately to elect one or more Trustees and no Trustee of such class or series remains, a majority of the remaining Trustees (regardless of the class or series of Shareholders entitled to vote for such Trustees) may fill any vacancy. Any vacancy created by an increase in Trustees may be filled by the election of an individual having the qualifications described in this Declaration and the Bylaws by a majority of the Trustees. No vacancy shall operate to annul this Declaration or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration.

Section 2.6 Meetings. Meetings of the Board of Trustees shall be held from time to time upon the call of the Chair, if any, or the president or any three Trustees; provided, however, that if there is only one Trustee, then such sole Trustee. Regular meetings of the Board of Trustees may be held without call or notice at a time and place fixed by the Bylaws or by resolution of the Board of Trustees. Notice of any other meeting shall be given by the secretary and shall be delivered to the Trustees orally not less than twenty-four (24) hours, or in writing (including email) not less than seventy-two (72) hours, before the meeting, but may be waived in writing by any Trustee either before or after such meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened. Any time there is more than one Trustee, a quorum for all meetings of the Board of Trustees shall be a majority of the Trustees, but not less than two of the Trustees. Unless provided otherwise in this Declaration and except as required under the 1940 Act, any action of the Board of Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent or electronic transmission in accordance with this Article.

Any committee of the Board of Trustees may act with or without a meeting. Any time there is more than one Trustee on a committee, unless otherwise required by the committee’s charter, a quorum for all meetings of any such committee shall be a majority of the Trustees serving on such committee, but not less than two of the members thereof. Unless provided otherwise in this Declaration, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present) or without a meeting by written consent or electronic transmission in accordance with this Article.

With respect to actions of the Board of Trustees and any committee of the Board of Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act.

All or any one or more Trustees may participate in a meeting of the Board of Trustees or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.

Section 2.7 Trustee Action Without a Meeting. Any action which may be taken by the Board of Trustees by vote may be taken without a meeting if that number of the Trustees, or members of a committee, as the case may be, required for approval of such action at a meeting of the Board of Trustees or of such committee consent to the action in writing or by electronic transmission and such consent is filed with the records of the meetings of the Board of Trustees; provided however, this Section 2.7 does not apply to any action of the Board of Trustees pursuant to the 1940 Act that requires the vote of the Trustees to be cast in person at a meeting. Such consent shall be treated for all purposes as a vote taken at a meeting of the Board of Trustees.

Section 2.8 Board Chairs. The Board of Trustees may elect one or more Chairs and Vice Chairs who shall serve at the pleasure of the Board of Trustees or until their successors are elected. The Board of Trustees may elect a chief executive officer or president. The Board of Trustees may elect or appoint or may authorize the Chair, chief executive officer or president, if any, to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. For the avoidance of doubt, any Chair or Vice Chair shall be a Trustee and any officer may, but need not be, a Trustee.

ARTICLE III

POWERS AND DUTIES OF TRUSTEES

Section 3.1 General. The Board of Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Declaration. The Board of Trustees may perform such acts as in its sole discretion are proper for conducting the business of the Trust. The Board of Trustees has the power to construe and interpret this Declaration and to act upon any such construction or interpretation. Any construction or interpretation of this Declaration by the Board of Trustees and any action taken pursuant thereto and any determination as to what is in the best interests of the Trust made by the Board of Trustees shall, in each case, be conclusive and binding on all Shareholders and all other Persons for all purposes. The enumeration of any specific power herein shall not be construed as limiting the aforesaid power. Such powers of the Board of Trustees may be exercised without order of or resort to any court.

Section 3.2 Investments. The Board of Trustees shall have power to: manage, conduct, operate and carry on the business of the Trust and its investments; and subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, exchange, distribute or otherwise deal in or dispose of any and all sorts of property, tangible or intangible, including but not limited to securities of any type whatsoever, whether equity or non-equity, of any issuer, evidences of indebtedness of any person and any other rights, interests, instruments or property of any sort and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons to exercise any of said rights, powers and privileges in respect of any of said investments. The Trustees shall not be limited by any law limiting the investments which may be made by fiduciaries.

Section 3.3 Legal Title. Legal title to all of the Trust Property shall at all times be vested in the Trust as a separate legal entity, except that the Board of Trustees shall have the power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine, provided that the interest of the Trust therein is appropriately protected.

In the event that title to any part of the Trust Property is vested in one or more Trustees, the right, title and interest of the Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his due election and qualification. Upon the ceasing of any person to be a Trustee for any reason, such person shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

Section 3.4 Issuance and Repurchase of Shares. The Board of Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Shares, including Shares in fractional denominations.

Section 3.5 Borrow Money or Utilize Leverage. The Board of Trustees shall, on behalf of the Trust, have the power to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation as may be needed from time to time and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Trust, including the lending of portfolio securities, and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation.

Section 3.6 Delegation; Committees. The Board of Trustees shall have the power to delegate from time to time to such of their number or to officers, employees or agents of the Trust the doing of such things, including any matters set forth in this Declaration, and the execution of such instruments either in the name of the Trust or otherwise as the Board of Trustees may deem expedient. The Board of Trustees may designate one or more committees which shall have all or such lesser portion of the authority of the entire Board of Trustees as the Board of Trustees shall determine from time to time.

Section 3.7 Collection and Payment. The Board of Trustees shall have power to collect all property due to the Trust; to pay all claims, including taxes, against the Trust Property or the Trust, the Trustees or any officer, employee or agent of the Trust; to prosecute, defend, compromise or abandon any claims relating to the Trust Property or the Trust, or the Trustees or any officer, employee or agent of the Trust; to foreclose any security interest securing any obligations, by virtue of which any property is owed to the Trust; and to enter into releases, agreements and other instruments.

Section 3.8 Expenses. The Board of Trustees shall have power to incur and pay out of the assets or income of the Trust any expenses that in the opinion of the Board of Trustees are necessary or incidental to carry out any of the purposes of this Declaration and the business of the Trust, and to pay reasonable compensation from the funds of the Trust to the Trustees. The Board of Trustees shall fix the compensation of all officers, employees and Trustees. The Trustees may receive compensation for special services, including legal, underwriting, syndicating and brokerage services, as the Board of Trustees may deem reasonable, and may be reimbursed for expenses reasonably incurred on behalf of the Trust, as the Board of Trustees may deem reasonable. The Board of Trustees shall have the power, as frequently as they may determine, to cause each Shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Board of Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed to such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares that represents the outstanding amount of such charges due from such Shareholder.

Section 3.9 Bylaws. The Board of Trustees shall have the exclusive authority to adopt, and from time to time amend or repeal, Bylaws for the conduct of the business of the Trust.

Section 3.10 Miscellaneous Powers. The Board of Trustees shall have the power to: (a) employ or contract with such Persons as the Board of Trustees may deem desirable for the transaction of the business of the Trust; (b) enter into joint ventures, partnerships and any other combinations or associations; (c) purchase, and pay for out of Trust Property, insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisors, distributors, selected dealers or independent contractors of the Trust against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Trust would have the power to indemnify such Person against such liability; (d) establish pension, profit-sharing, share purchase, and other retirement, incentive and benefit plans for any Trustees, officers, employees and agents of the Trust; (e) make donations, irrespective of benefit to the Trust, for charitable, religious, educational, scientific, civic or similar purposes; (f) to the extent permitted by law, indemnify any Person with whom the Trust has dealings, including without limitation any advisor, administrator, manager, transfer agent, custodian, distributor or selected dealer, or any other person as the Board of Trustees may see fit to such extent as the Board of Trustees shall determine; (g) guarantee indebtedness or contractual obligations of others; (h) determine and change the fiscal year of the Trust and the method in which its accounts shall be kept; and (i) adopt a seal for the Trust but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust.

Section 3.11 Further Powers. The Board of Trustees shall have the power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Maryland, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Board of Trustees shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Board of Trustees. The Board of Trustees will not be required to obtain any court order to deal with the Trust Property.

Section 3.12 Duties. Each Trustee shall perform his, her or its duties as a Trustee, including his, her or its duties as a member of any committee on which such Trustee serves, in good faith. A Trustee shall not have any duties, including fiduciary duties under the common law of trusts, or be subject to any duties or other standard of conduct, other than as set forth in the preceding sentence. The appointment, designation or identification of a Trustee as a Chair or Vice Chair, a member or chair of a committee of the Board of Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead independent Trustee, or any other special appointment, designation or identification of a Trustee, shall not impose on that person any standard of care or liability that is greater than that imposed on that person as a Trustee in the absence of the appointment, designation or identification, and no Trustee who has special skills or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. Any action or failure to act by a Trustee shall be presumed to be in accordance with the duties described in this Section 3.12 and any person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such duties. This provision establishes the standard of performance required of a Trustee in performing his, her or its duties as a Trustee as permitted by Section 12-402(c) of the Maryland Statutory Trust Act, and to the extent that this provision limits, restricts or eliminates the duties of the Trustees otherwise existing at law or in equity, including, without limitation, pursuant to Section 12-402(b) of the Maryland Statutory Trust Act, this provision shall replace such other duties.

ARTICLE IV

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Section 4.1 No Personal Liability of Shareholders, Trustees, etc. No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a corporation incorporated under the Maryland General Corporation Law. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a Maryland statutory trust, (i) no Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, save only liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust and (ii) if any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, such Shareholder, Trustee or officer shall not, on account thereof, be held to any personal liability. Any repeal or modification of this Section 4.1 shall not adversely affect any right or protection of a Shareholder, Trustee or officer of the Trust existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 4.2 Mandatory Indemnification.

(a) To the maximum extent permitted by Maryland law in effect from time to time, the Trust hereby agrees to indemnify each person who at any time serves or has served as a Trustee or officer of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such indemnitee may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth in this Article IV by reason of such indemnitee having acted in any such capacity, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) intentional acts of willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties of (i) intentional acts of willful misconduct, (ii) acts or omissions not in good faith or (iii) fraud involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

(b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless (i) there has been a determination by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither ‘‘interested persons’’ of the Trust (as defined in Section 2(a)(19) of the 1940 Act) (“Independent Trustees”)

nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder, or (iii) such other requirements as may be required by or permitted under the 1940 Act are satisfied. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct or in the absence of any Disinterested Non-Party Trustees, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d) The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration, the Bylaws of the Trust, any statute, agreement, vote of Shareholders or Trustees who are “disinterested persons” (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled.

(e) Subject to any limitations provided by the 1940 Act and in this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent corporations organized under the Maryland General Corporation Law may indemnify or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by the Board of Trustees.

(f) The Board of Trustees may maintain insurance for the protection of the Trust Property, Shareholders, Trustees, officers, employees and agents in such amount as the Board of Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Board of Trustees in its sole judgment shall deem advisable.

(g) In the event of payment by the Trust to an indemnitee, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute such documents and do such acts as the Trust may reasonably request to secure such rights and to enable the Trust effectively to bring suit to enforce such rights.

Section 4.3 No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of such Trustees duties hereunder.

Section 4.4 No Duty of Investigation; No Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Board of Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Board of Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust.

Section 4.5 Trustee’s Good Faith Action, Reliance on Experts, etc. The exercise in good faith by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. The Trustees may rely in good faith upon advice of counsel or other experts with respect to the meaning and operation of this Declaration and their duties as Trustees hereunder, and, to the maximum extent permitted by Maryland law in effect from time to time, shall be under no liability for any act or omission in accordance with such advice; provided further that, to the maximum extent permitted by Maryland law in effect from time to time, the Trustees shall be under no liability for failing to follow such advice. To the maximum extent permitted by Maryland law in effect from time to time, a Trustee shall be fully protected in relying in good faith upon the records of the Trust and upon information, opinions, reports or statements presented by another Trustee or any officer, employee or other agent of the Trust, or by any other Person as to matters the Trustee believes in good faith are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Trust or any series or class, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Trust or any series or class or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Shareholders or creditors of the Trust might properly be paid.

ARTICLE V

SHARES OF BENEFICIAL INTEREST

Section 5.1 Beneficial Interest. The beneficial interest in the Trust shall be divided into Shares, par value $0.001 per Share (or such other amount as the Board of Trustees shall determine, including no par value). The number of Shares of the Trust and each series and class authorized hereunder is unlimited. All references to Shares in this Declaration shall be deemed to be Shares of the Trust and of any or all series or classes, as the context may require. All provisions herein relating to the Trust shall apply equally to each class and series of Shares, except as otherwise provided in this Declaration. Notwithstanding any other provision of this Declaration, all Shares issued hereunder, including Shares issued in connection with a dividend in Shares or a split or reverse split of Shares, shall be fully paid and non-assessable. Except as otherwise provided by the Board of Trustees, Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust. Holders of Shares shall not be entitled to any appraisal rights or similar rights of objecting Shareholders.

Section 5.2 Common Shares. All Shares, other than the Shares identified pursuant to Section 5.3 of this Declaration, shall be designated as “Common Shares” and the holders of such Common Shares entitled to all rights of Shareholders described herein. Each Common Share shall entitle the holder thereof to one vote.

Section 5.3 Other Securities. The Board of Trustees may authorize and cause the Trust to issue such other securities of the Trust as they determine to be necessary, desirable or appropriate, having such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series or class as the Board of Trustees see fit, including preferred interests, debt securities or other senior securities. The Board of Trustees may classify and reclassify any unissued Shares of any series or class from time to time, in one or more series or classes of Shares. To the extent that the Board of Trustees authorizes and causes the Trust to issue preferred shares of any class or series, they are hereby authorized and empowered to amend or supplement this Declaration as they deem necessary or appropriate, all without the approval of Shareholders. Any such supplement or amendment shall be filed as is necessary. The Board of Trustees are also authorized to take such actions and retain such persons as they see fit to offer and sell such securities.

Section 5.4 Rights of Shareholders. The Shares shall be personal property giving only the rights in this Declaration specifically set forth. The ownership of the Trust Property of every description and the right to conduct any business herein before described are vested exclusively in the Trust (except as otherwise determined by the Board of Trustees), and the Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust nor can they be called upon to share or assume any losses of the Trust or suffer an assessment of any kind by virtue of their ownership of Shares. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights.

Section 5.5 Statutory Trust Only. It is the intention of the Trustees to create only the relationship of a trust and an owner of shares of beneficial interest of a Maryland statutory trust (subject to the terms of this Declaration) between the Trust and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship under state law other than a statutory trust. Nothing in this Section 5.5 shall impact the Trust’s status for tax purposes under the Code. Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.

Section 5.6 Issuance of Shares. The Trust is authorized to issue an unlimited number of Shares, and upon the establishment of any series or class as provided herein, the Trust shall be authorized to issue an unlimited number of Shares of each such series and class, unless otherwise determined, and subject to any conditions set forth, by the Board of Trustees, in addition to the then issued and outstanding Shares, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Board of Trustees may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Board of Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. Issuances and redemptions of Shares may be made in whole Shares and/or l/l,000ths of a Share or multiples thereof as the Trustees may determine.

Section 5.7 Register of Shares. A register shall be kept at the offices of the Trust or any transfer agent duly appointed by the Board of Trustees under the direction of the Board of Trustees which shall contain the names and addresses of the Shareholders and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class or series of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class or series of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to such Shareholder as herein provided, until such Shareholder has given his, her or its address to a transfer agent or such other officer or agent of the Trust as shall keep the register for entry thereon. It is not contemplated that certificates will be issued for the Shares; however, the Board of Trustees, in its discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefor and rules and regulations as to their use.

Section 5.8 Transfer Agent and Registrar. The Board of Trustees shall have power to employ a transfer agent or transfer agents, and a registrar or registrars, with respect to the Shares. The transfer agent or transfer agents may keep the applicable register and record therein, the original issues and transfers, if any, of the said Shares. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Trustees.

Section 5.9 Transfer of Shares. Shares shall be transferable on the records of the Trust only by the record holder thereof or by its agent thereto duly authorized in writing, upon delivery to the Board of Trustees or a transfer agent of the Trust of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters (including compliance with any securities laws and contractual restrictions) as may reasonably be required. Upon such delivery the transfer shall be recorded on the applicable register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof and neither the Trustees nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer. Any person becoming entitled to any Shares in consequence of the death, bankruptcy, or incompetence of any Shareholder, or otherwise by operation of law, shall be recorded on the applicable register of Shares as the holder of such Shares upon production of the proper evidence thereof to the Board of Trustees or a transfer agent of the Trust, but until such record is made, the Shareholder of record shall be deemed to be the holder of such for all purposes hereof, and neither the Board of Trustees nor any transfer agent or registrar nor any officer or agent of the Trust shall be affected by any notice of such death, bankruptcy or incompetence, or other operation of law.

Section 5.10 Notices. Any and all notices to which any Shareholder hereunder may be entitled and any and all communications shall be deemed duly served or given if mailed, postage prepaid, addressed to any Shareholder of record at his last known address as recorded on the applicable register of the Trust.

Section 5.11 Assent to Declaration. Every Shareholder, by virtue of having purchased or otherwise acquired a Share shall become a Shareholder and shall be held to have expressly assented and agreed to be bound by the terms of this Declaration, the Bylaws and Certificate of Trust. Ownership of Shares shall not make any Shareholder a third-party beneficiary of any contract entered into by the Trust or any series.

ARTICLE VI

REDEMPTION

The Shares of the Trust are not redeemable securities.

ARTICLE VII

DISTRIBUTIONS

The Board of Trustees may from time to time authorize the Trust to, and the Trust shall, distribute ratably among the Shareholders of any class or series of Shares in accordance with the number of outstanding full and fractional Shares of such class or series as the Board of Trustees may deem proper or as may otherwise be determined in accordance with this Declaration. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Trust or any assets thereof) or Shares of any class or series or any combination thereof, and the Board of Trustees may authorize the Trust and the Trust may distribute ratably among the Shareholders of any class or series of Shares, in accordance with the number of outstanding full and fractional Shares of such class or series, additional Shares of any class or series in such manner, at such times, and on such terms as the Board of Trustees may deem proper or as may otherwise be determined in accordance with this Declaration. Distributions pursuant to this Article VII may be among the Shareholders of record of the applicable class or series of Shares at the time of declaring a distribution or among the Shareholders of record at such later date as the Trustees shall determine and specify. The Board of Trustees may always retain such amount as the Board of Trustees may deem necessary to pay the debts or expenses of the Trust or to meet obligations of the Trust, or as the Board of Trustees otherwise may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business. Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Board of Trustees the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Trust to avoid or reduce liability for taxes.

ARTICLE VIII

SHAREHOLDERS

Section 8.1 Voting. Shareholders shall have no power to vote on any matter except matters on which a vote of Shareholders is required by applicable law, this Declaration or resolution of the Board of Trustees. Except as otherwise provided herein, any matter required to be submitted to Shareholders and affecting one or more classes or series of Shares shall require approval by the required vote of all the affected classes and series of Shares voting together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class is required, such requirement as to a separate vote by that class or series of Shares shall apply in addition to a vote of all the affected classes and series voting together as a single class. Shareholders of a particular class or series of Shares shall not be entitled to vote on any matter that affects only one or more other classes or series of Shares. There shall be no cumulative voting in the election or removal of Trustees.

Section 8.2 Quorum and Required Vote.

(a) The holders of a majority of the Shares entitled to vote on any matter at a meeting present in person or by proxy shall constitute a quorum at such meeting of the Shareholders for purposes of conducting business on such matter. The absence from any meeting, in person or by proxy, of a quorum of Shareholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Shareholders in respect of such other matters.

(b) Subject to any provision of applicable law, this Declaration, the Bylaws or a resolution of the Board of Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of Shareholders, (i) the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Shareholders with respect to such matter, and (ii) where a separate vote of one or more classes or series of Shares is required on any matter, the affirmative vote of a majority of the Shares of such class or series of Shares present in person or represented by proxy at the meeting shall be the act of the Shareholders of such class or series with respect to such matter.

Section 8.3 Shareholder Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of Shareholders may be taken without a meeting by consent in any manner and by any vote permitted by the Bylaws.

Section 8.4 Shareholder Actions. No person who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust. A Shareholder or Shareholders seeking to bring a derivative action must make a pre-suit demand upon the Board of Trustees to bring the subject action and such demand shall not be excused to the maximum extent permitted by Maryland law. The Board of Trustees shall be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Board of Trustees or a committee thereof shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Board of Trustees determines not to bring such action; provided, however, that no such undertaking shall apply to claims arising under the federal securities laws. The Shareholders shall have no power to vote as to whether or not a court action, legal proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders.

ARTICLE IX

AMENDMENT; MERGERS, ETC.

Section 9.1 Amendment Procedure.

(a) Except as otherwise specifically set forth in this Article IX or in the terms of any series or class of Shares, the Trustees, by a vote of at least eighty percent (80%) of the Board of Trustees and by a vote of at least eighty percent (80%) of the Continuing Trustees may amend, amend and restate, or supplement, the Declaration in any respect from time to time, without any action by the Shareholders. The Board of Trustees, by a vote of at least eighty percent (80%) of the Board of Trustees and by a vote of at least eighty percent (80%) of the Continuing Trustees, also may amend this Declaration without any vote of Shareholders of any class or series to divide the Shares of the Trust into one or more classes or additional classes, or one or more series or additional series, to determine the rights, powers, preferences, limitations and restrictions of any class or series of Shares, to change the name of the Trust or any class or series of Shares, to make any change that does not adversely affect the relative rights or preferences of any Shareholder, as they may deem necessary.

(b) The holders of Shares shall be entitled to vote on amendments to the Declaration only to the extent provided in this Section 9.1(b) as follows: (i) any amendment set forth in Section 9.1(c) (by the vote determined as provided therein); (ii) any amendment set forth in Section 9.1(d) (by the vote determined as provided therein); and (iii) any other amendment submitted to them for their consideration by the Board of Trustees.

(c) No amendment may be made to this Declaration which would change any rights with respect to any Shares of the Trust by reducing the amount payable thereon upon liquidation of the Trust or by diminishing or eliminating any voting rights pertaining thereto, unless such amendment has been approved by at least eighty percent (80%) of the Board of Trustees and eighty percent (80%) of the Continuing Trustees and a Majority Shareholder Vote. Nothing contained in this Declaration shall permit the amendment of this Declaration to (i) impair the exemption from personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust or to permit assessments upon Shareholders; or (ii) adversely alter or impair the indemnification or advancement rights afforded to Trustees hereunder.

(d) The approval of the following extraordinary actions and amendments to the Charter shall require the affirmative vote of a majority of the Board of Trustees and the affirmative vote of Shareholders entitled to cast at least eighty percent (80%) of the votes entitled to be cast generally in the election of Trustees, with holders of each class or series of shares of the Trust voting as a separate class:

(i) Any amendment to the Declaration of Trust to make the Shares a “redeemable securities” and any other proposal to convert the Trust from a “closed-end company” to an “open-end company” (as defined in the Investment Company Act);

(ii) The liquidation or dissolution of the Trust and any amendment to the Declaration of Trust to effect such liquidation or dissolution;

(iii) Any amendment to, or any amendment inconsistent with the provisions of, Article II, Section 3.9, Section 4.1, Section 4.2 or this Section 9.1; and

(iv) Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Trust;

provided, however, that, if the Continuing Trustees, by a vote of at least eighty percent (80%) of such Continuing Trustees, in addition to approval by the Board of Trustees, approve such proposal, transaction or amendment referred to in (i)-(iv) above, then a Majority Shareholder Vote shall be required to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (ii) above, if such transaction is approved by at least majority of such Continuing Trustees, no Shareholder approval of such transaction shall be required; and provided further, that, with respect to any merger referred to in (iv) above (x) that is with an affiliated investment company and that does not require a Shareholder vote under the 1940 Act or (y) in which the Trust is the surviving entity and no Shareholder approval is required by any exchange or market on which the Shares are listed for trading, no Shareholder approval of such merger shall be required.

(e) An amendment duly adopted by the requisite vote of the Board of Trustees and, if required, the Continuing Trustees or the Shareholders as aforesaid, shall become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Shareholders, as the case may be. A certification signed by any Trustee or an authorized officer of the Trust setting forth an amendment and reciting that it was duly adopted by the Board of Trustees and, if required, the Continuing Trustees or the Shareholders as aforesaid, or a copy of this Declaration shall be conclusive evidence of such amendment when lodged among the records of the Trust or at such other time designated by the Trustees.

Section 9.2 Merger, Consolidation, Sale of Assets and Conversion. The Trust may merge or consolidate with any other corporation, association, trust or other organization, convert into another form of entity or may sell, lease or exchange all or substantially all of the Trust Property or the property, including its good will, upon such terms and conditions and for such consideration when and as authorized in accordance with Section 9.1(d) and any such merger, conversion, consolidation, sale, lease or exchange shall be determined for all purposes to have been accomplished under and pursuant to the Maryland Statutory Trust Act.

Section 9.3 Subsidiaries. Without approval by Shareholders, the Board of Trustees may cause to be organized or assist in organizing one or more corporations, trusts, partnerships, associations or other organizations to take over any or all of the Trust Property or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, convey and transfer all or a portion of the Trust Property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Trust holds or is about to acquire shares or any other interests.

ARTICLE X

MISCELLANEOUS

Section 10.1 Filing.

(a) This Declaration and any amendment or supplement hereto shall be filed in such places as may be required or as the Board of Trustees deems appropriate. Each amendment or supplement shall be accompanied by a certificate signed and acknowledged by a Trustee stating that such action was duly taken in a manner provided herein, and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments contained therein. A restated Declaration, containing the original Declaration and all amendments and supplements theretofore made and duly adopted by the requisite vote of the Board of Trustees, may be executed from time to time by a majority of the Trustees and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments and supplements thereto.

(b) The Trustees hereby authorize and direct a Certificate, in the form attached hereto as Exhibit A, to be executed and filed with the State Department of Assessments and Taxation of Maryland in accordance with the Maryland Statutory Trust Act.

Section 10.2 Resident Agent. The Trust shall maintain a resident agent in the State of Maryland, which agent shall initially be Cogency Global Inc. The Board of Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof is delivered to the office of the State Department of Assessments and Taxation of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

Section 10.3 Governing Law. This Declaration is executed by the Trustees and delivered in the State of Maryland and with reference to the laws thereof, and the rights of all parties and the validity and construction of every provision hereof shall be subject to and construed according to laws of said State.

Section 10.4 Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

Section 10.5 Reliance by Third Parties. Any certificate executed by an individual who, according to the records of the Trust, or of any recording office in which this Declaration may be recorded, appears to be a Trustee hereunder, certifying to: (a) the number or identity of Trustees or Shareholders, (b) the name of the Trust, (c) the due authorization of the execution of any instrument or writing, (d) the form of any vote passed at a meeting of Trustees or Shareholders, (e) the fact that the number of Trustees or Shareholders present at any meeting or approving any action by written consent or electronic transmission satisfies the requirements of this Declaration or the Bylaws, (f) the form of any Bylaws adopted by or the identity of any officers elected by the Trustees, or (g) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trustees and their successors.

Section 10.6 Declaration and Bylaws; Governing Instrument. This Declaration and the Bylaws together constitute the governing instrument of the Trust within the meaning of the Maryland Statutory Trust Act.

Section 10.7 Provisions in Conflict with Law or Regulation. If any provision of this Declaration shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction. The provisions of this Declaration are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

Section 10.8 Interpretation. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) the words “include” or “including” or words of like import shall be deemed to be followed by the words “without limitation” or words of like import, (iii) the word “or” shall not be exclusive and (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed as of the day and year first above written.

By:	/s/ Edward Mulé
Name:	Edward Mulé
Title:	Trustee

By:	/s/ Kristen Clark
Name:	Kristen Clark
Title:	Trustee

By:	/s/ Laurence M. Austin
Name:	Laurence M. Austin
Title:	Trustee

By:	/s/ Paul Shang
Name:	Paul Shang
Title:	Trustee

By:	/s/ Steven E. Brown
Name:	Steven E. Brown
Title:	Trustee

ANNEX A

This Annex A (this “Annex”) supplements the Declaration of Trust, made as of the 15th day of November, 2021, by the general partner of the Limited Partnership, to which this Annex is attached (the “Declaration”). All capitalized terms not otherwise defined in this Annex shall have the meanings set forth in the Declaration.

For U.S. federal (and corresponding state and local) income tax purposes, the Trust is intended to be treated as (i) a partnership and (ii) a continuation of Silver Point Specialty Credit Fund, L.P., a Delaware limited partnership, under the principles of Section 708 of the Code, and the provisions of this Annex A shall be interpreted in a manner consistent therewith. Notwithstanding the foregoing, the Board of Trustees may elect for the Trust to be treated as a corporation for U.S. federal (and corresponding state and local) income tax purposes. From and after the effectiveness of any such election, Sections 2, 3, 4, 6, 7, 9 and 10 of this Annex, and any other provisions in this Annex that contemplate the U.S. federal income tax status of the Trust as a partnership, shall cease to be in effect.

Section 1. Definitions. As used in this Annex, the following terms shall have the following respective meanings:

1.01 “Affiliate” means, when used with reference to a specified Person, (i) any other Person, directly or indirectly, controlling, controlled by or under common control with such specified Person and (ii) any officer, director or partner of such specified Person. The term “control,” with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or to influence the decision-making of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.02 “Capital Account” means the account maintained by the Trust for each Shareholder as provided in Section 2 of this Annex.

1.03 “Capital Contribution” of a Shareholder means an amount contributed by such Shareholder to the Trust.

1.04 “Carrying Value” means, with respect to any Trust asset, the asset’s adjusted basis for U.S. federal income tax purposes; provided that, except as otherwise provided herein, the Carrying Value of all Trust assets shall be adjusted to equal their respective gross fair market values, in accordance with the rules set forth in Treasury Regulations Section l.704- 1(b)(2)(iv)(f), as of: (a) the date of the acquisition of any additional Shares by any new or existing Shareholder in exchange for more than a de minimis Capital Contribution, other than pursuant to a Closing of the sale of Shares; (b) the date of the distribution of more than a de minimis amount of Trust property to a Shareholder; (c) the date an Interest is relinquished to the Trust; or (d) such other time determined by the Board of Trustees in its sole discretion; provided that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if the Board of Trustees reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Shareholders. The Carrying Value of any Trust asset distributed to any Shareholder shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Carrying Value of any asset contributed by a Shareholder to the Trust shall be the gross fair market value of the asset at the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of Net Income and Net Losses rather than the amount of depreciation determined for U.S. federal income tax purposes.

1.05 “Designated Individual” shall have the meaning ascribed to such term in Section 7.01 of this Annex.

1.06 “Disabling Conduct” means the conduct described as “disabling conduct” in Section 4.2(a) of the Declaration.

1.07 “GAAP” means U.S. generally accepted accounting principles and any successor thereto.

1.08 “Imputed Underpayment Amount” shall have the meaning ascribed to such term in Section 7.04 of this Annex.

1.09 “IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

1.10 “Net Income” and “ Net Losses” means, for each fiscal year of the Trust or other period, an amount equal to the Trust’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

1. any income of the Trust that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income and Net Losses shall be added to such taxable income or loss;

2. any expenditures of the Trust described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Net Income or Net Losses shall be subtracted from such taxable income or loss;

3. upon an adjustment to the Carrying Value of any asset (other than an adjustment in respect of depreciation), pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss;

4. gain or loss resulting from any disposition of Trust property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property may differ from its Carrying Value;

5. in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year of the Trust or other period; and

6. notwithstanding any other provisions hereof, any items which are specially allocated pursuant to Section 3.02(b) of this Annex shall not be taken into account in computing Net Income or Net Losses.

1.11 “Nonrecourse Deductions” has the meaning set forth in Section 3.02(e) of this Annex.

1.12 “Partnership Audit Rules” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or the Treasury Regulations or other authoritative guidance promulgated thereunder.

1.13 “Partnership Minimum Gain” shall have the meaning ascribed to such term in Section 3.02(a) of this Annex.

1.14 “Partner Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to such term in Section 3.02(a)

1.15 “Partner Nonrecourse Deductions” shall have the meaning ascribed to such term in Section 3.02(f) of this Annex.

1.16 “Partnership Representative” shall have the meaning ascribed to such term in Section 7.01 of this Annex.

1.17 “Pass-Thru Shareholder” shall have the meaning ascribed to such term in Section 6 of the Annex.

1.18 “Recalcitrant Shareholder” shall have the meaning ascribed to such term in Section 11 of this Annex.

1.19 “Subsidiary” means a corporation, trust, partnership, associations or other organization the Board of Trustees may cause to be organized or assists in organizing under Section 9.3 of the Declaration.

1.20 “Tax Matters Partner” shall have the meaning ascribed to such term in Section 6 of this Annex.

1.21 “TEFRA Rules” means Subchapter C of Chapter 63 of the Code (Section 6221 et seq.) as in effect for any period to which the Partnership Audit Rules do not apply, and any Treasury Regulations or other guidance issued thereunder, and any similar state or local legislation, regulations or guidance.

1.22 “Treasury Regulations” means the regulations of the United States Treasury Department promulgated under the Code.

1.23 “Withholding Tax Distributions” has the meaning set forth in Section 5.01 of this Annex.

Section 2. Capital Account. The Trust shall maintain a separate Capital Account for each Shareholder pursuant to the principles of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Each Capital Account shall be credited or debited by the amounts allocated to such Capital Account under Section 2 of this Annex. The Capital Account of each Shareholder shall be debited with all cash and the Carrying Value of any property (net of liabilities assumed by such Shareholder and the liabilities to which such property is subject) distributed by the Trust to such Shareholder. Any references in this Annex to a Capital Account shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any Shares in accordance with the terms of this Annex, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Shares.

Section 3. Allocation of Net Income and Net Losses.

3.01 Except as otherwise provided in this Annex, Net Income, Net Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Trust shall be allocated to the Capital Account of each Shareholder, such that immediately after making such allocation and after taking into account actual distributions made during such fiscal year of the Trust, such allocations, as nearly as possible, are equal (proportionately) to:

1. the distributions that would be made to such Shareholder pursuant to Article VII of the Declaration (after appropriate adjustments to account for all other relevant provisions of the Declaration and the distribution of such other amounts (if any) if the Trust were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value and all Trust liabilities and the net assets of the Trust were distributed in accordance with Article VII of the Declaration) to the Shareholders immediately after making such allocation,

2. minus such Shareholder’s current obligation, if any, to make contributions to the Trust.

3.02 Special Allocation Provisions.

(a) Minimum Gain Chargeback. Notwithstanding any other provision in Section 3 of this Annex, if there is a net decrease in “Partnership Minimum Gain” (as defined by the definition of “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)) or an amount with respect to each partnership nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3) (“Partner Nonrecourse Debt Minimum Gain”) during any Trust taxable year, the Shareholders shall be specially allocated items of Trust income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. In the event any Shareholder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Trust income and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations or distributions as promptly as possible.

(c) Gross Income Allocation. In the event any Shareholder has a deficit Capital Account at the end of any fiscal year of the Trust which is in excess of the sum of the amount such Shareholder is obligated to restore, if any, pursuant to any provision of this Annex, and (ii) the amount such Shareholder is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Shareholder shall be specially allocated items of Trust income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to Section 3 of this Annex shall be made only if and to the extent that a Shareholder would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 3 of this Annex have been tentatively made as if Section 3.02(b) of this Annex and this Section 3.02(c) were not in this Annex.

(d) Payee Allocation. In the event any payment to any Person that is treated by the Trust as the payment of an expense is recharacterized by a taxing authority as a Trust distribution to the payee as a partner and not treated as a guaranteed payment, such payee shall be specially allocated an amount of Trust gross income and gain as quickly as possible equal to the amount of the distribution.

(e) Nonrecourse Deductions. “Nonrecourse Deductions,” as defined in Treasury Regulations Section 1.704-2(b), shall be allocated to the Shareholders pro rata in accordance with their respective aggregate Capital Contributions.

(f) Partner Nonrecourse Deductions. “Partner Nonrecourse Deductions,” (as defined by the definition of “partnership nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2), for any taxable period shall be allocated to the Shareholder who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(g) Adjustment Allocations. Any special allocations of income, gain, loss, deduction or credit pursuant to Sections 3.02(b) or 3.02(c) of this Annex shall be taken into account in computing subsequent allocations pursuant to this Annex, so that the net amount of any items so allocated and all other items allocated to each Shareholder shall, to the extent possible, be equal to the net amount that would have been allocated to each Shareholder if such allocations pursuant to Sections 3.02(b) or 3.02(c) had not occurred.

Section 4. Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the Trust shall be allocated among the Shareholders in the same manner as the corresponding items are allocated for Capital Account purposes; provided that in the case of any Trust asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes pursuant to the principles of Sections 704(b) and (c) of the Code (in any permitted manner determined by the Board of Trustees) so as to take account of the difference between the Carrying Value and adjusted tax basis of such asset. Notwithstanding the foregoing, the Board of Trustees, in its sole discretion, shall make allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Shareholders within the meaning of the Code and the Treasury Regulations. The Board of Trustees, in its sole discretion, shall determine all matters concerning elections, tax accounting and allocations for tax purposes not expressly provided for in this Annex.

Section 5. Withholding Tax Distributions.

5.01 If the Board of Trustees determines it is advisable, the Board of Trustees may cause the Trust or a Subsidiary to retain or withhold amounts from amounts distributable by the Trust hereunder and make tax payments, including interest and penalties thereon, on behalf of or with respect to any Shareholder (“Withholding Tax Distributions”). All Withholding Tax Distributions made on behalf of a Shareholder shall, at the option of the Board of Trustees, (a) be promptly paid to the Trust by the Shareholder on whose behalf such Withholding Tax Distributions were made or (b) be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Shareholder. Whenever the Board of Trustees selects the option set forth in clause (b) of the immediately preceding sentence for repayment of a Withholding Tax Distribution by a Shareholder, for all other purposes of the Declaration (including this Annex) such Shareholder shall be treated as having received all distributions unreduced by the amount of such Withholding Tax Distribution (i.e., such Shareholder shall be treated as receiving its pro rata share of a distribution paid under Article VII of the Declaration notwithstanding the net distribution to such Shareholder will be reduced by the amount of the Withholding Tax Distribution). To the maximum extent permitted by applicable law or regulation in effect from time to time, each Shareholder hereby agrees to indemnify and hold harmless the Trust, any Subsidiary and the Board of Trustees and any member, director or officer of the Board of Trustees from and against any liability with respect to Withholding Tax Distributions made or required to be made on behalf of or with respect to such Shareholder, except as may arise out of the Board of Trustees’ Disabling Conduct, knowing and material breach of the Declaration (including this Annex) that has not been cured within thirty (30) days or violation of the antifraud provisions of any U.S. federal securities laws, in each case, as finally determined by a court of competent jurisdiction. In the event the Trust or a Subsidiary is liquidated and a liability is asserted against the Board of Trustees or any member, director or officer of the Board of Trustees for Withholding Tax Distributions made or required to be made, the Board of Trustees shall have the right to be reimbursed by the Shareholder on whose behalf such Withholding Tax Distribution was made or required to be made. To the extent that a Shareholder claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Shareholder shall furnish the Board of Trustees with such information and forms as such Shareholder may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Shareholder represents and warrants that any such information and forms furnished by such Shareholder shall be true and accurate and agrees to indemnify the Trust, any withholding agent, any Subsidiary and each of the Shareholders from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

5.02 The economic burden of any tax (whether collected through withholding or directly imposed on the Trust or any Subsidiary (whether by law, regulation or contract)) or potential tax that, in the Board of Trustees’ reasonable discretion, is attributable to the identity, status, actions, or jurisdiction of a Shareholder or to such Shareholder’s failure to provide the information described in Section 5.01 of this Annex or any other certificates, forms or instruments requested by the Board of Trustees relating to such Shareholder’s status under any federal, state, local, foreign or other law (including any Imputed Underpayment or other taxes assessed under the Partnership Audit Rules) shall, to the extent practicable and not otherwise inconsistent with the obligations of the Board of Trustees under the Declaration (including this Annex), be specially allocated by the Board of Trustees to any such Shareholders, and the Board of Trustees shall, to the extent practicable and not otherwise inconsistent with the obligations of the Board of Trustees under the Declaration (including this Annex), similarly specially allocate amounts held in reserve by the Trust or any subsidiary related to such tax or potential tax, or an indemnity related thereto, or a purchase price discount, holdback, offset or similar reduction in gross proceeds reasonably related to such tax or potential tax. For all other purposes of the Declaration (including this Annex), any such Shareholder shall be treated as having received an amount equal to all such taxes paid or withheld, with such amounts treated as a Withholding Tax Distribution. To the maximum extent permitted by applicable law or regulation in effect from time to time, each Shareholder shall indemnify and hold harmless the Trust, the other Shareholders and any withholding agent against any and all losses, costs, claims, judgments, damages, settlement costs, fees or related expenses (including attorneys’ fees and fines) arising out of any alleged or actual act or omission to act with respect to any withholding, deduction or special allocation made by the Trust or any withholding agent to the extent attributable to such Shareholder pursuant to this Section 5.02 (provided that such indemnified person was not finally determined to have engaged in Disabling Conduct, a knowing and material breach of the Declaration (including this Annex) that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities laws, in each case, by a court of competent jurisdiction). The indemnity obligation provided in this Section 5.02 shall survive the termination, dissolution, liquidation and winding up of the Trust.

Section 6. Tax Matters Partner. Silver Point Specialty Credit Fund GP, LLC (or such other Person that it or the Board designates) shall be designated on the Trust’s annual U.S. federal information tax return, and have full powers and responsibilities, as the Trust’s “Tax Matters Partner,” as such term is defined in Section 6231 of the TEFRA Rules, with respect to all taxable years to which the TEFRA Rules apply. Each Person (for purposes of this Section 6, called a “Pass-Thru Shareholder”) that holds or controls any Shares as a Shareholder on behalf of, or for the benefit of, another Person or Persons, or which Pass-Thru Shareholder is beneficially owned (directly or indirectly) by another Person or Persons shall, within thirty (30) days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Trust holding such interests through such Pass-Thru Shareholder. In the event the Trust shall be the subject of an income tax audit by any U.S. federal, state or local or non-U.S. authority, to the extent the Trust is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Trust and each Shareholder thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Trust.

Section 7. Partnership Representative.

7.01 Silver Point Specialty Credit Fund GP, LLC (or such other Person that it or the Board designates) is hereby designated to serve as the “partnership representative” with respect to the Trust, as provided in Section 6223(a) of the Partnership Audit Rules (the “Partnership Representative”). For each taxable year in which the Partnership Representative is an entity, the Trust shall appoint the “designated individual” identified by the Partnership Representative to act on behalf of the Partnership Representative in accordance with the applicable Treasury Regulations (the “Designated Individual”). Each Shareholder expressly consents to such designations and agrees that it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

7.02 The Partnership Representative shall have the sole authority to act on behalf of the Trust in connection with and make all relevant decisions regarding application of the Partnership Audit Rules, including, but not limited to, any elections under the Partnership Audit Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any proceeding before the IRS.

7.03 The Shareholders agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the Partnership Audit Rules, including, without limitation, to make any elections available to the Trust under the Partnership Audit Rules. Each Shareholder agrees that, upon request of the Partnership, such Shareholder shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Trust to comply with the provisions of Section 6226 of the Partnership Audit Rules so that any “partnership adjustments” (as defined in Section 6241(2) of the Partnership Audit Rules) are taken into account by the Shareholders and former Shareholders rather than the Trust; (ii) use the provisions of Section 6225(c) of the Partnership Audit Rules including, but not limited to, filing amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Partnership Audit Rules) or using the alternative procedure to filing amended returns to reduce the amount of any partnership adjustment otherwise required to be taken into account by the Partnership or (iii) otherwise allow the Trust and its Shareholders to address and respond to any matters arising under the Partnership Audit Rules.

7.04 Notwithstanding other provisions of this Annex to the contrary, if any partnership adjustment is determined with respect to the Trust, the Partnership Representative may cause the Trust to elect pursuant to Section 6226 of the Partnership Audit Rules to have such adjustment passed through to the Shareholders for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Section 6225(d)(1) of the Partnership Audit Rules). In

the event that the Partnership Representative has not caused the Trust to so elect pursuant to Section 6226 of the Partnership Audit Rules, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Rules) or partnership adjustment that does not give rise to an “imputed underpayment” shall be apportioned among the Shareholders of the Trust for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Shareholders based upon their interests in the Trust for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Rules paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Trust holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Trust bears the economic burden of such amounts, whether by law or contract.

7.05 Each Shareholder agrees to indemnify and hold harmless the Trust from and against any liability with respect to such Shareholder’s share of any tax deficiency paid or payable by the Trust that is allocable to the Shareholder as determined in accordance with the second to last sentence of Section 7.04 above with respect to an audited or reviewed taxable year for which such Shareholder was a partner or shareholder in the Trust. The obligations set forth in this Section 7.05 shall survive the termination of any Shareholder’s interest in the Trust, the termination of the Declaration and/or the termination, dissolution, liquidation or winding up of the Trust, and shall remain binding on each Shareholder for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income tax matters relating to the Trust and for Shareholders to satisfy their indemnification obligations, if any, pursuant to this Section 7. Any obligation of a Shareholder pursuant to this paragraph Section 7.05 shall be implemented through adjustments to distributions otherwise payable to such Shareholder as determined in accordance with Article VII of the Declaration; provided, however, that, at the written request of the Partnership Representative, each Shareholder or former Shareholder may be required to contribute to the Trust such Shareholder’s Imputed Underpayment Amount imposed on and paid by the Trust; provided further, that if a Shareholder or former Shareholder individually directly pays, pursuant to the Partnership Audit Rules, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Shareholder or former Shareholder. Any amount withheld from distributions pursuant to this paragraph Section 7.05 shall be treated as an amount distributed to such Shareholder or former Shareholder for all purposes under the Declaration (including this Annex).

7.06 All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Trust (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except, in the case of the Partnership Representative, to the extent the Partnership Representative is determined to have performed its duties in the manner described in the final sentence of this Section 7.06, and the Partnership shall reimburse the Partnership Representative or Designated Individual, as applicable, for all such costs and expenses). Nothing herein shall be construed to restrict the Partnership Representative or

Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor the Designated Individual shall be liable to the Trust, any Shareholder or any Affiliate thereof for any costs or losses to any persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 7; provided, however, that the Partnership Representative may be so liable if it or the Designated Individual has engaged in (i) willful breach of any provision of this Section 7 or (ii) fraud, willful misconduct or gross negligence, in each case, with respect to its performance of its duties pursuant to this Section 7.

Section 8. Reports. Subject to the Board of Trustees’ receipt of required information from third parties, the Board of Trustees shall use its best efforts to furnish the Shareholders or publicly file with the Securities and Exchange Commission:

1. within ninety (90) days after the end of each fiscal year of the Trust, with audited financial statements for the Trust for such year prepared in accordance with GAAP (including a statement of each Shareholder’s closing Capital Account balance);

2. within forty-five (45) days of the end of any fiscal quarter, with (i) unaudited performance information and (ii) a statement of the Trust’s equity capital, the aggregate amount of distributions made by the Trust to the Shareholders and each Shareholder’s respective Capital Account balance as of the end of such quarter.

Section 9. Tax Reports. Subject to the Board of Trustees’ receipt of required information from third parties, the Board of Trustees shall use commercially reasonable efforts to furnish the Shareholders:

1. prior to April 15th of each calendar year, estimates of taxable income and loss allocated to such Shareholders’ Shares; and

2. prior to August 15th of each calendar year, such Shareholders’ final Schedules K-1.

Section 10. Shareholder Tax Basis. Upon request of the Board of Trustees, each Shareholder agrees to provide to the Board of Trustees information regarding its adjusted tax basis in its Shares in the Trust along with documentation substantiating such amount.

Section 11. Other Tax Matters. Each Shareholder shall enter into or to comply with any applicable certification, documentation, information or other reporting requirement or agreement if entering into or complying with such requirement or agreement is required by statute or regulation as a precondition to relief or exemption from any withholding taxes, assessments or other governmental charges imposed by any taxing authorities with respect to amounts received by, or income or distributions from, the Trust, unless such Shareholder is not legally able to do so (any Shareholder that does not do so, a “Recalcitrant Shareholder”). To the extent reasonably necessary to protect the Trust from (or otherwise minimize) material adverse consequences that may result from one or more Shareholders being Recalcitrant Shareholders, the Board of Trustees may require a Recalcitrant Shareholder to withdraw from the Trust and to be admitted as a shareholder of a parallel investment entity and transfer such a proportionate share of the Trust’s assets and liabilities to such parallel investment entity (it being understood that such Recalcitrant Shareholders shall bear any expenses related to establishing such parallel investment entity and the transfer of such Trust assets and liabilities).

Section 12. Tax Elections. The Board of Trustees may, in its sole discretion, make any tax election under the Code including a Section 754 election.